UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Karcher, Carl N
   1200 N. Harbor Blvd.
   Anaheim, CA  92801
   Orange
2. Issuer Name and Ticker or Trading Symbol
   CKE Restaurants, Inc.
   CKR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   July, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |7/6/98|S   | |10,000            |D  |41.1813    |                   |I     |by Karcher Foundation      |
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Common Stock               |7/7/98|S   | |8,710             |D  |42.3243    |10,000             |I     |by Karcher Foundation      |
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Common Stock               |7/9/98|G   | |4,632             |D  |           |2,146,843          |I     |by Family Trust            |
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Common Stock               |7/8/98|M   | |53,300            |A  |8.1064     |                   |D     |                           |
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Common Stock               |7/8/98|S   | |50,000            |D  |41.00      |                   |D     |                           |
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Common Stock               |7/8/98|S   | |1,000             |D  |42.1250    |                   |D     |                           |
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Common Stock               |7/8/98|S   | |2,300             |D  |42.00      |                   |D     |                           |
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Common Stock               |7/9/98|M   | |100,000           |A  |8.1064     |                   |D     |                           |
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Common Stock               |7/9/98|S   | |50,000            |D  |42.00      |                   |D     |                           |
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Common Stock               |7/9/98|S   | |50,000            |D  |42.50      |                   |D     |                           |
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Common Stock               |7/10/9|M   | |11,700            |A  |8.1064     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/10/9|S   | |2,600             |D  |42.1875    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/10/9|S   | |9,100             |D  |42.00      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/10/9|M   | |38,300            |A  |8.9391     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/10/9|S   | |38,300            |D  |42.00      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/13/9|M   | |33,200            |A  |8.9391     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/13/9|S   | |33,200            |D  |42.75      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/13/9|M   | |5,500             |A  |17.8791    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/13/9|S   | |5,500             |D  |42.50      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/13/9|M   | |3,667             |A  |26.0227    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/13/9|S   | |3,667             |D  |42.50      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/16/9|J (1|V|70                |A  |40.236     |3,218              |D     |ESPP                       |
                           |8     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |3,752,157 (2)      |I     |by Cannae L/P              |
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Common Stock               |      |    | |                  |   |           |103                |I     |by Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Options         |8.1064  |7/8/9|M   | |D          |D  |     |     |Common Stock|53,300 |       |            |D  |            |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |8.1064  |7/9/9|M   | |D          |D  |     |     |Common Stock|100,000|       |            |D  |            |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |8.1064  |7/10/|M   | |D          |D  |     |     |Common Stock|11,700 |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |8.9391  |7/10/|M   | |D          |D  |     |     |Common Stock|38,300 |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |8.9391  |7/13/|M   | |D          |D  |     |     |Common Stock|33,200 |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |26.0227 |7/13/|M   | |D          |D  |     |     |Common Stock|3,667  |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |17.8791 |7/13/|M   | |D          |D  |     |     |Common Stock|5,500  |       |64,083      |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Purchased pursuant to the CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan.
(2) Cannae Limited Partnership--Amended. Certain partners withdrew from the partnership. Class A Partner became a Class B Partner. Said shares have been reported by Cannae and are not in addition to the reported amount. Reporting Person's ownership is solely that of a limited partnership interest.